Exhibit 3.4

CERTIFICATE OF FORMATION

OF

NOBLE ENERGY MIDSTREAM GP LLC

1. The name of the limited liability company is Noble Energy Midstream GP LLC (the “Company”).

2. The registered office of the Company in the State of Delaware is located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation 23rd day of December, 2014.

By:	/s/ Kirk A. Moore
Name:	Kirk A. Moore
Title:	Authorized Person